Exhibit 99.2

Deutsche Bank

Q4/FY 2021 results

27 January 2022

2021 was a pivotal year for transformation execution

Franchise	Transformation	Profitability
› Revenue and volume growth across all four core businesses › Business momentum, market share gains and investments support sustainable growth heading into 2022	› Successfully completed Prime Finance transition and continued deleveraging, ahead of plan › Transformation costs substantially behind us, clearing the way for future cost reductions	› Operating leverage and strong risk management drive improved profitability › Organic capital generation supports € 700m capital distribution
€ 25.4bn (+6% YoY) Net revenues	97% Transformation-related effects recognized[1]	€ 3.4bn (+232% YoY) Profit before tax

(1) Cumulative amount of transformation-related effects recognized since Q2 2019 as a percentage of total anticipated costs. Detailed on slide 14

Group performance supports path to financial targets

	FY 2019	FY 2020	FY 2021
Revenues	€ 23.2bn	€ 24.0bn	€ 25.4bn
Adjusted costs ex transformation charges[(1)]	€ 21.5bn	€ 19.5bn	€ 19.3bn
Provision for credit losses	€ 0.7bn	€ 1.8bn	€ 0.5bn
Profit (loss) before tax	€ (2.6)bn	€ 1.0bn	€ 3.4bn
Cost/income ratio	108%	88%	85%
Return on tangible equity[(2)]	(11)%	0%	4%
Core Bank return on tangible equity	(7)%	4%	6%

Note: Throughout this presentation totals may not sum due to rounding differences and percentages may not precisely reflect the absolute figures. Since 2020, the Group applies fair value hedge accounting for portfolio hedges of interest rate risk to hedge account modelled deposits and fixed rate mortgages with pre-payment options under the EU carve out version of IAS 39

(1) Adjusted costs excluding transformation charges and expenses eligible for reimbursement related to Prime Finance. Defined on slide 31 and detailed on slides 13 and 34

(2) Throughout this presentation post-tax return on average tangible shareholders' equity (RoTE) is calculated on net income after AT1 coupons. Detailed on slide 33

Transformation drives growth and profitability

Adjusted profit (loss) before tax[(1)], in € bn



122%
2.7
(2.4)
4.2
(2.0)
6.1
(1.3)
Core Bank
Capital Release Unit
FY 2019(2)
FY 2020
FY 2021

Key achievements in 2021:

- Revenue growth supported by increasing business volumes
- Rating upgrades drive further client activity
- Lower loan loss provisions, supported by strong balance sheet and disciplined risk management
- Further improvements in cost/income ratio as transformation advances

---

- 36% decline in adjusted PBT drag from CRU through cost reductions and lower derisking costs

(1) Defined on slide 31 and detailed on slide 37
(2) 2019 figures based on reporting structure as disclosed in Annual Report 2020

Strong revenue momentum in the Core Bank

Core Bank revenues ex specific items[(1)(2)], in € bn


Group
5.5
5.9
23.2
24.0
25.3
5%
11%
5.6
5.9
22.8
24.2
25.3
Corporate Bank
Investment Bank
Private Bank
Asset Management
1.2
1.9
2.0
0.6
1.4
1.9
2.0
0.8
5.2
7.0
8.1
2.3
5.2
9.3
8.1
2.2
5.2
9.7
8.1
2.7
Q4 2020
Q4 2021
FY 2019
FY 2020
FY 2021

(1) Defined on slide 31 and detailed on slides 33 and 34

(2) Corporate & Other revenues (Q4 2020: € (161)m, Q4 2021: € (199)m, FY 2019: € 107m, FY 2020: € (534)m, FY 2021: € (339)m) are not shown on these charts but are included in Core Bank totals

Continued cost progress in investment year

Noninterest expenses[1], in € bn



CIR
108%
88%
85%
(14)%
25.1
2.3
1.2
21.5
21.2
0.8
0.8
19.5
21.5
0.9
1.3
19.3
FY 2019
FY 2020
FY 2021
Nonoperating costs(2)
Transformation charges & Prime Finance(3)
Adjusted costs ex transformation charges & Prime Finance(3)

97%	Vast majority of estimated transformation-related effects recognized, leading to further structural cost savings in 2022
-24ppt	Cost/income ratio substantially improved since 2019, as transformation advances
70%	Reaffirmed cost/income ratio target for 2022

(1) Detailed on slide 34
(2) Nonoperating costs include impairment of goodwill and intangibles, litigation, and restructuring and severance. Detailed on slide 34
(3) Expenses eligible for reimbursement related to Prime Finance. Defined on slide 31

Progress on strategic priorities in core businesses

FY 2021[1]

Corporate Bank

- ✓ Executing on growth strategies, with strong loan and fee income growth in H2
- ✓ € 101bn of deposits under repricing agreements, with Q4 revenues of € 109m

PBT +86% | CIR -2ppt

Investment Bank

- ✓ 8th consecutive quarter of O&A YoY revenue growth and market share gains in FIC[2]
- ✓ #1 bank in EMEA investment grade debt issuance and EGB market making in Q4[3]

PBT +17% | CIR +2ppt

Private Bank

- ✓ € 7bn net new business across AuM and client loans in Q4 and € 45bn for the full year
- ✓ Further distribution network optimization with closure of more than 180 branches in 2021

PBT[4] +39% | CIR -2ppt

Asset Management

- ✓ Record revenues in Q4, driven by higher management and performance fees
- ✓ € 48bn of net inflows for the FY 2021 driven by continued investment in growth initiatives

PBT +50% | CIR -7ppt

(1) Percentage point changes to cost/income ratio (CIR) and percentage changes to PBT are shown on full-year basis, i.e. FY 2021 compared to FY 2020
(2) Source: Coalition Greenwich Competitor Analytics Q3 YTD 2021 vs FY 2019, DB vs 11 leading peers
(3) Via Tradeweb, in-competition flow excluding Bills. EGB – European Government Bonds
(4) Private Bank adjusted PBT delta YoY is used as percentage increase in reported PBT is not meaningful, i.e. FY 2020: € (99)m, FY 2021 € 366m

PBT YoY | CIR YoY

Significant achievements in sustainability

In € bn, cumulative since 2020

Sustainable Finance[1] volumes reported vs. target



46
157
≥200
Target
Remaining
Achieved
YE 2020
YE 2021
YE 2023

Reported volumes by business and product type



87
24
63
26
26
24
7
17
20
20
Financing
Issuance
AuM
Investment Bank
Corporate Bank
Private Bank Germany
International Private Bank

Key achievements in 2021

Sustainable Finance
- Brought forward € 200bn target from YE 2025 to YE 2023 and outperformed YE 2021 target
- Global market share by fees in ESG debt rose from 2.2% in 2019 to 4.6% at the end of 2021[2]

Policies & Commitments
- Founding member of Net Zero Banking Alliance (NZBA)
- Joined Forest Investor Club as a founding member in the United States

People & Own operations
- Three ESG rating upgrades and return to Dow Jones Sustainability Index Europe
- Established bank-wide 35 by 25 program to further strengthen female leadership

Thought Leadership & Stakeholders
- First Sustainability Deep Dive and first participation and event program at COP26
- Entered partnership with the Ocean Risk and Resilience Action Alliance (ORRAA)

(1) Sustainable financing and investment activities as defined in Deutsche Bank's Sustainable Finance Framework, which is published on our website
(2) Source: Internal analysis of Dealogic data as of 31 December 2021 (includes leveraged loans and bonds)

Disciplined execution has repositioned business for success

- On track to deliver 2022 targets and ambitions
- Executed vast majority of far-reaching transformation measures, ahead of measurement year
- Positioned for sustainable revenue growth and further structural cost reductions
- Continued improvement in controls remains top management priority
- Steadily increasing profitability and announced intention to distribute capital

On track to meet current targets, with clear path to further improvement in shareholder returns beyond 2022

Q4/FY 2021 Group financial highlights

In € m, unless stated otherwise

		Q4 2021	Change in % vs. Q4 2020	FY 2021	Change in % vs. FY 2020
Revenues	Revenues	5,900	8	25,410	6
	Revenues ex specific items(1)	5,888	7	25,337	6
Costs	Noninterest expenses	5,564	11	21,505	1
	Adjusted costs ex transformation charges(2)	4,951	6	19,561	(2)
Profitability	Profit (loss) before tax	82	(53)	3,390	n.m.
	Adjusted profit (loss) before tax(3)	527	(15)	4,795	121
	Profit (loss)	315	67	2,510	n.m.
	RoTE (%)(4)	1.1	0.7ppt	3.8	3.6ppt
	Cost/income ratio (%)	94.3	2.1ppt	84.6	(3.7)ppt
Risk and Capital	Provision for credit losses (bps of average loans)(5)	22	(1)bps	12	(29)bps
	CET1 ratio (%)	13.2	(42)bps	13.2	(42)bps
	Leverage ratio (%, fully loaded)(6)	4.9	25bps	4.9	25bps
Per share metrics	Diluted earnings per share (in €)	0.12	79	0.93	n.m.
	Tangible book value per share (in €)	24.73	7	24.73	7

(1) Detailed on slide 33 and 34
(2) Transformation charges of € 204m for Q4 2021, € 207m for Q4 2020, € 1,003m for FY 2021 and € 490m for FY 2020
(3) Detailed on slide 36 and 37
(4) Average tangible shareholders' equity Q4 2021: € 51.7bn, Q4 2020: € 48.9bn, FY 2021: € 50.4bn and FY 2020: € 49.2bn
(5) Q4 2021 provision for credit losses annualized as bps of average loans gross of allowances for loan losses (€ 464bn for Q4 2021 and € 446bn for FY 2021)
(6) Leverage exposure excludes certain central bank balances after the implementation of the CRR Quick Fix. Including these balances Q4 2021 leverage ratio would have been 4.5%

Q4/FY 2021 Core Bank financial highlights

In € bn, unless stated otherwise

	Q4 2021	Change vs. Q4 2020	FY 2021	Change vs. FY 2020
Revenues	5.9	7%	25.4	5%
Revenues ex specific items[1]	5.9	5%	25.3	5%
Noninterest expenses	5.2	12%	20.1	4%
Adjusted costs ex transformation charges[2]	4.7	8%	18.4	2%
Profit (loss) before tax	0.4	(27)%	4.8	48%
Adjusted profit (loss) before tax[3]	0.9	(13)%	6.1	46%
RoTE (%)	3.4	0.1 ppt	6.4	2.4 ppt
Adjusted RoTE (%)[4]	6.0	0.2 ppt	8.5	2.9 ppt
Cost/income ratio (%)	88.2	3.9 ppt	79.1	(0.4) ppt
Risk weighted assets	324	10%	324	10%
Leverage exposure (fully loaded)	1,168	7%	1,168	7%

(1) Detailed on slides 33 and 34
(2) Transformation charges of € 185m for Q4 2021, € 166m for Q4 2020, € 945m for FY 2021 and € 328m for FY 2020
(3) Profit (loss) before tax adjusted for specific revenue items, transformation charges as well as restructuring & severance costs and goodwill impairments. Detailed on slides 36 and 37
(4) Post-tax return on tangible equity adjusted for specific revenue items, transformation charges as well as restructuring & severance costs and goodwill impairments. Tax expense adjusted for transformation-related DTA valuation adjustments and share based compensation. Detailed on slide 32

Interest income sensitivity

In € m, unless stated otherwise

Evolution of interest sensitive revenues at current forward rates[1]



Year on year impact
Previous years' cumulative impact
~150[2]
~550
400
~700
150
~900
200
2022
2023
2024
2025

Incremental revenue sensitivity to 25bps parallel shift in key rates[3]



Long-term rates
Short-term rates
~150
~225
~25
~50
~50
~50
Y1
Y4
Y1
Y4
Y1
Y4
EUR
USD
Other

(1) Assuming a static balance sheet as of 31 December 2021
(2) Includes the effects of increased volume of deposits being charged
(3) Based on a static balance sheet versus current forward rates as per 31 December 2021

Comments

- Interest rates headwinds of ~€ 750m in 2021 successfully offset by underlying business growth and increased balance sheet efficiency
- Current forward curve produces a modelled benefit to revenues from 2022
- By 2025, expect market rates to deliver a benefit to annual revenues of ~€ 900m compared to 2021 baseline
- Tailwind is net of the reduction in deposit charging revenues as rates rise

- Positively geared to further increases in interest rates
- 25bps parallel yield curve shift implies incremental revenues in addition to the above tailwinds
- Near-term sensitivity primarily towards short-term rates
- Potential for further behavioural margin upside on deposits as euro rates turn positive

Adjusted costs – Q4 2021

In € m, unless stated otherwise



Prime Finance(1)
Q4 2020 ex transformation charges
4,608
81
4,689
FX impact
Compensation and benefits(2)
46
212
Information Technology
25
66
96
6%
Professional services
9
(26)
Other
16
9
Q4 2021 ex transformation charges
4,881
70
4,951
Transformation charges(3)
204
Q4 2021
5,155

Q4 2021 year on year comments

- Adjusted costs increased 6% year on year, or 3% excluding FX effect:
  - Performance related increase to variable compensation compared to reduction in prior year and one-off adjustments in other compensation
  - IT costs increase mainly driven by investment spending and execution of our IT and platform strategies
  - Remaining cost categories essentially flat with lower professional service fees and reduced building costs offsetting higher marketing and travel spend

(1) Expenses eligible for reimbursement related to Prime Finance. Defined on slide 31
(2) Excludes severance of € 69m in Q4 2020, € 98m in Q4 2021 as this is excluded from adjusted costs as defined on slide 31
(3) Defined on slide 31. Transformation charges in Q4 2021 include the following: information technology of € 61m, occupancy of € 124m, professional services of € 10m, compensation and benefits of € 2m, communication, data services, marketing of € 2m and other of € 6m

Adjusted costs – FY 2021

In € m, unless stated otherwise



Prime Finance[(1)]
2020 ex transformation charges
19,520
360
19,880
Compensation and benefits[(2)]
(59)
Information Technology
27
Professional services
(71)
Other
(216)
(2%)
2021 ex transformation charges
19,259
302
19,561
Transformation charges[(3)]
1,003
2021
20,564

FY 2021 year on year comments

- Lower compensation and benefits reflect reductions in the workforce, offsetting performance driven adjustments to variable compensation principally in the fourth quarter
- Slight increase in IT costs mainly driven by investment spending and execution of our IT and platform strategies
- Reductions across other cost categories including real estate, professional services and operational losses

(1) Expenses eligible for reimbursement related to Prime Finance. Defined on slide 31
(2) Excludes severance of € 203m in FY 2020, € 209m in FY 2021 as this is excluded from adjusted costs as defined on slide 31
(3) Defined on slide 31. Transformation charges in FY 2021 include the following: information technology of € 689m, occupancy of € 258m, professional services of € 35m, compensation and benefits of € 8m, communication, data services, marketing of € 4m and other of € 8m

Transformation-related effects

In € bn, unless stated otherwise

			Q4 2021	2019 – Q4 2021 cumulative impact	2019 – 2022 expected cumulative impact	% of total 2019 – Q4 2021
Pre-tax items	Nonoperating costs[1]	Goodwill impairment[3]	-	1.0	1.0	100%
		Restructuring & severance[4]	0.3	1.9	2.0	93%
	Transformation charges[2]	Real estate charges	0.1	0.6	0.6	100%
		Software impairment / accelerated amortization	0.0	1.4	1.4	100%
		Other[5]	0.1	0.6	0.8	84%
		Deferred Tax Asset valuation adjustments	-	2.8	2.8	100%
		Total	0.5	8.4	8.6	97%

Note: Estimated restructuring & severance, impairments, deferred tax valuation adjustments and other transformation charges in future periods are preliminary and subject to change. Non-tax items are shown on a pre-tax basis. Defined on slide 31

(1) Excluded from adjusted costs. Definition of adjusted costs provided on slide 31
(2) Included in adjusted costs
(3) Non tax-deductible
(4) Excludes H1 2019 restructuring & severance of € 0.1bn, prior to the strategic announcement on 7 July 2019
(5) Other mainly driven by IT platform transformation charges

Provision for credit losses

In € bn, unless stated otherwise

Annual development


Capital Release Unit
Investment Bank
Corporate Bank
Private Bank
0.7
0.1
0.3
0.3
0.0
2019
1.8
0.0
0.7
0.4
0.7
2020
0.5
0.1
0.4
0.0
0.0
2021

Quarterly development (in € m)


Stage 1 + 2
Stage 3
251
352
(101)
Q4
69
165
(95)
Q1
75
111
(36)
Q2
117
199
(82)
Q3
254
259
(5)
Q4
2020
2021

Comments

- FY provisions on a moderate level at 12bps, in line with guidance
- Low level of provisions supported by the quality of our loan book and a strong recovery of main economies after easing of COVID-19 restrictions during 2021
- Q4 provisions remained contained and in line with previous year, reflecting overall unchanged benign credit environment
- Stage 3 provisions increased moderately quarter-on-quarter with Private Bank and Investment Bank as main drivers
- Normalized macroeconomic parameters resulted in lower stage 1+2 releases including a gradual reduction of management overlays

Capital ratios

Movements in basis points (bps), period end

CET1 ratio



13.0%
(0)
5
17
13.2%
Q3 2021
FX Effect
RWA change
Capital change
Q4 2021

Leverage ratio, fully loaded



4.8%
(2)
3
17
4.9%(1)
Q3 2021
FX Effect
Leverage Exposure change
Capital change
Q4 2021(2)

Comments

- CET1 ratio up 22bps compared to Q3 2021:
  - 5bps from RWA, reflecting growth in Core Bank credit risk, more than offset by lower market and operational risk RWA reductions
  - 17bps from capital-related changes, mainly driven by release of regulatory capital deductions following improvements in our valuation control framework, with Q4 2021 earnings mostly offset by deductions for dividends and AT1 coupon

- Leverage ratio increased by 18bps in the quarter:
  - (2)bps from FX translation effects
  - 3bps from business activities, with Core Bank loan growth more than offset by the transfer of Prime Finance
  - 17bps Tier 1 capital change, of which 6bps due to increase in Core Tier 1 capital and 11bps from € 1.25bn AT1 issuance in November 2021
- Pro-forma leverage, including certain central bank balances[2] of 4.5%, in line with our revised 2022 target

(1) Q4 2021 phase-in leverage is 5.0%.
(2) Q3 2021 and Q4 2021 leverage exposure excludes certain central bank balances after the ECB decision 18 June 2021

Segment results

Corporate Bank

In € m, unless stated otherwise

		Q4 2021	Change in % vs. Q4 2020	FY 2021	Change in % vs. FY 2020
Revenues	Revenues	1,352	10	5,150	0
	Revenues ex specific items[1]	1,352	9	5,150	(0)
Costs	Noninterest expenses	1,077	8	4,153	(2)
	of which: Adjusted costs ex transformation charges[2]	995	3	3,978	(1)
Profitability	Profit (loss) before tax	228	50	1,000	86
	Adjusted profit (loss) before tax[3]	312	55	1,174	70
	RoTE (%)[4]	5.8	1.9 ppt	6.7	3.3 ppt
	Cost/income ratio (%)	80	(2) ppt	81	(2) ppt
Balance sheet (€ bn)	Loans[5]	122	7	122	7
	Deposits	270	7	270	7
	Leverage exposure	283	3	283	3
Risk	Risk weighted assets (€ bn)	65	14	65	14
	Provision for credit losses (bps of average loans)[6]	16	(10) bps	(0)	(31) bps

FY 2021 year on year comments

- Revenues flat with accelerating momentum in Q4, as deposit repricing and underlying business growth offset interest rate headwinds
- Adjusted RoTE significantly improved to 8%
- Adjusted costs ex transformation charges 1% lower, as platform efficiencies partly offset by higher variable compensation and non-repeating items
- RWA growth reflecting loan growth of 7% and regulatory inflation
- Full year provisions for credit losses essentially nil, driven by low impairments and Stage 1 and 2 releases

(1) Detailed on slides 33 and 34
(2) Transformation charges of € 23m for Q4 2021, € 15m for Q4 2020, € 58m for FY 2021 and € 59m for FY 2020
(3) Detailed on slides 36 and 37
(4) Post-tax return on average tangible shareholders' equity applying a 28% tax rate. Allocated average tangible shareholders' equity Q4 2021: € 9.7bn, Q4 2020: € 9.2bn, FY 2021: € 9.6bn and FY 2020: € 9.3bn
(5) Loans gross of allowance at amortized cost
(6) Quarterly provision for credit losses annualized as bps of average quarterly loans gross of allowance at amortized cost

Q4 2021 Corporate Bank revenue performance

In € m, unless stated otherwise

X% Excluding specific items[(1)]



	Q4 2021	Change vs. Q4 2020	Change vs. Q4 2020 excluding specific items[(1)]
Corporate Treasury Services	828	12%	11%
Institutional Client Services	343	12%	12%
Business Banking	181	(1)%	(5)%
Corporate Bank	1,352	10%	9%

Q4 2021 year on year drivers

- **Corporate Treasury Services** 12% higher driven by deposit repricing, business initiatives including loan growth and recoveries related to credit protection
- **Institutional Client Services** 12% higher with solid underlying growth across all businesses
- **Business Banking** excluding specific items 5% lower, as deposit repricing benefits were more than offset by interest rate headwinds

(1) Detailed on slide 33

Investment Bank

In € m, unless stated otherwise

		Q4 2021	Change in % vs. Q4 2020	FY 2021	Change in % vs. FY 2020
Revenues	Revenues	1,913	1	9,631	4
	Revenues ex specific items[1]	1,905	(1)	9,659	4
Costs	Noninterest expenses	1,534	22	5,830	8
	of which: Adjusted costs ex transformation charges[2]	1,402	16	5,584	6
Profitability	Profit (loss) before tax	319	(47)	3,715	17
	Adjusted profit (loss) before tax[3]	379	(42)	3,891	20
	RoTE (%)[4]	2.9	(4.1) ppt	10.7	1.0 ppt
	Cost/income ratio (%)	80	14 ppt	61	2 ppt
Balance sheet (€ bn)	Loans[5]	93	34	93	34
	Leverage exposure	530	11	530	11
Risk	Risk weighted assets (€ bn)	141	10	141	10
	Provision for credit losses (bps of average loans)[6]	30	13 bps	14	(76) bps

FY 2021 year on year comments

- Slightly higher revenues relative to strong 2020, driven by a significant increase in O&A with FIC essentially flat
- Noninterest expenses were higher due to increased compensation costs, bank levy and infrastructure allocations
- Loan increase driven by higher origination in Financing and Debt Origination
- Higher leverage exposure reflected increased lending activity and higher deployment in FIC trading
- Increase in RWA was predominantly driven by regulatory inflation
- Provisions for credit losses declined significantly due to lower levels of COVID-19 related impairments

(1) Detailed on slides 33 and 34
(2) Transformation charges of € 23m for Q4 2021, € 22m for Q4 2020, € 60m for FY 2021 and € 84m for FY 2020
(3) Detailed on slides 36 and 37
(4) Post-tax return on average tangible shareholders' equity applying a 28% tax rate. Allocated average tangible shareholders' equity Q4 2021: € 24.1bn, Q4 2020 : € 22.1bn, FY 2021: € 23.1bn and FY 2020: € 21.8bn
(5) Loans gross of allowance at amortized cost
(6) Quarterly provision for credit losses annualized as bps of average quarterly loans gross of allowance at amortized cost

Q4 2021 Investment Bank revenue performance

In € m, unless stated otherwise

X% Excluding specific items[1]

	Q4 2021	Change vs. Q4 2020	Change vs. Q4 2020 excluding specific items[1]
Fixed Income, Currency Sales & Trading	1,198	(14)%	(14)%
Origination & Advisory	681	29%	29%
Other	33		
Investment Bank	1,913	1%	(1)%

Q4 2021 year on year drivers

Fixed Income, Currency Sales & Trading:

- Significantly higher revenues in Financing with strong performance across products
- Credit and Macro trading revenues declined, reflecting less favourable market conditions
- The YoY impact of episodic items had a slightly positive net impact, driven by higher revenues in distressed products

Origination & Advisory:

- Debt Origination revenues were higher, with strong Leveraged Debt Capital Markets performance driven by continued strength in the Leveraged Loan market
- Equity Origination revenues were lower, as market share gains in IPOs and follow-ons were more than offset by reduced primary SPAC activity
- Significantly higher Advisory revenues from increased deal volumes and market share gains

(1) Detailed on slide 33

Private Bank

In € m, unless stated otherwise

		Q4 2021	Change in % vs. Q4 2020	FY 2021	Change in % vs. FY 2020
Revenues	Revenues	2,040	4	8,234	1
	Revenues ex specific items[1]	2,037	3	8,132	0
Costs	Noninterest expenses	1,952	10	7,423	(1)
	of which: Adjusted costs ex transformation charges[2]	1,742	10	6,830	1
Profitability	Profit (loss) before tax	(51)	n.m.	366	n.m.
	Adjusted profit (loss) before tax[3]	160	(28)	721	39
	RoTE (%)[4]	(2.2)	(1.8) ppt	1.5	2.9 ppt
	Cost/income ratio (%)	96	5 ppt	90	(2) ppt
Business volume (€ bn)	Loans[5]	254	7	254	7
	Deposits	313	4	313	4
	Assets under Management[6]	553	12	553	12
Risk	Risk weighted assets (€ bn)	85	11	85	11
	Provision for credit losses (bps of average loans)[7]	22	(7) bps	18	(13) bps

FY 2021 year on year comments

- Reported revenues up 1%, or up 2% ex specific items and impact of the BGH ruling[1]
- Adjusted costs ex transformation charges up 1% as higher technology spend and internal service cost allocations offset divisional savings
- FTE further reduced by 6%
- Strong business growth of € 45bn with € 23bn investment products and € 15bn net new client loans
- Adjusted RoTE ex impact from BGH ruling[1] is 5.5%
- RWA increase predominantly due to regulatory changes
- Provisions for credit losses benefitting from macroeconomic environment

(1) Detailed on slides 33 and 34 for specific revenue items and on slide 38 for impacts of the BGH ruling
(2) Transformation charges of € 221m for FY 2021, € 122m for FY 2020 and € 80m for Q4 2021 and € 49m for Q4 2020
(3) Profit before tax adjusted for specific revenue items, transformation charges and restructuring & severance. Detailed on slides 36 and 37
(4) Post-tax RoTE applying a 28% tax rate. Allocated average tangible shareholders' equity FY 2021: €11.4bn, FY 2020: € 10.3bn, Q4 2021: € 11.7bn and Q4 2020: € 10.7bn
(5) Loans gross of allowance at amortized cost
(6) Includes deposits if they serve investment purposes. Detailed on slide 49
(7) Quarterly provision for credit losses annualized as bps of average quarterly loans gross of allowance at amortized cost

Q4 2021 Private Bank revenue performance

In € m, unless stated otherwise



X%
Excluding specific items[(1)]
Change vs. Q4 2020
Private Bank Germany
1,268
8%
1%
International Private Bank[(3)]
772
(2)%
6%
Private Bank
2,040
4%
3%

Q4 2021 year on year comments

Private Bank Germany:

- Revenues down 2%, if adjusted for the negative prior year impact from the sale of Postbank Systems and a net positive impact from a BGH true-up[(2)] in the fourth quarter
- Growth in investment and mortgage revenues partially offset deposit margin compression
- € 2bn net inflows in investment products and net new client loans of € 2bn

International Private Bank:

- Private Banking and Wealth Management revenues down 5%, or up 7% ex specific items, reflecting growth in investment and loan revenues supported by relationship manager hiring in prior periods
- Personal Banking revenues up 3% with business growth in investment products and lower funding costs partially offset by deposit margin compression
- Net outflows of € (1)bn in investment products driven by client portfolio repositioning. Net new client loans of € 2bn

(1) Detailed on slide 33
(2) Detailed on slide 38
(3) Includes revenues from Personal Banking of € 227m, up 3% year on year and Private Banking and Wealth Management revenues of € 545m, down (5)%. Excluding specific items, Private Banking and Wealth Management revenues up 7% or 5% on an FX adjusted basis

Asset Management

In € m, unless stated otherwise

		Q4 2021	Change in % vs. Q4 2020	FY 2021	Change in % vs. FY 2020
Revenues	Revenues	789	32	2,708	21
	Revenues ex specific items[1]	789	32	2,708	21
Costs	Noninterest expenses	452	13	1,664	9
	of which: Adjusted costs ex transformation charges[2]	439	13	1,638	10
Profitability	Profit (loss) before tax	259	65	816	50
	Adjusted profit (loss) before tax[3]	271	64	840	43
	RoTE (%)[4]	32.8	7.7 ppt	29.7	8.2 ppt
	Cost/income ratio (%)	57	(9) ppt	61	(7) ppt
	Mgmt fee margin (bps)	27.6	(0.7) bps	27.8	(0.5) bps
AuM (€ bn)	Assets under Management	928	17	928	17
	Net flows	15	n.m.	48	n.m.

FY 2021 year on year comments

- Revenues up 21% with strong contributions from all revenue streams
- Adjusted costs ex transformation charges reflect higher variable compensation and servicing costs as well as transformational platform investments
- Resulting operating leverage drove adjusted pre-tax profit up 43%
- Assets under management grew by € 135bn in the year due to strong net inflows and positive impacts from markets and FX effects
- Record net inflows of € 48bn in the year from all product pillars, including net inflows of € 19bn into ESG products

(1) Detailed on slides 33 and 34
(2) Transformation charges of € 0m for Q4 2021, € 4m for Q4 2020, € 3m for FY 2021 and € 5m for FY 2020
(3) Detailed on slide 36 and 37
(4) Post-tax return on average tangible shareholders' equity applying a 28% tax rate. Allocated average tangible shareholders' equity Q4 2021: € 2.2bn, Q4 2020 : € 1.7bn, FY 2021: € 1.9bn and FY 2020: € 1.8bn

Corporate & Other

In € m

Profit (loss) before tax



(332)
(605)
(320)
(929)
(1,143)
Q4 2020
Q3 2021
Q4 2021
FY 2020
FY 2021

	Q4 2021	Change vs. Q4 2020	FY 2021	Change vs. FY 2020
Profit (loss) before tax	**(320)**	12	(1,143)	(213)
Funding & liquidity	(112)	(15)	(262)	(12)
Valuation & timing differences[1]	13	69	157	243
Shareholder expenses	(142)	(45)	(461)	(57)
Noncontrolling interest[2]	71	21	206	37
Other[3]	(151)	(17)	(783)	(424)

(1) Valuation & timing reflects the mismatch in revenue from instruments accounted on an accrual basis under IFRS that are economically hedged with derivatives that are accounted for on a mark-to-market basis

(2) Reversal of noncontrolling interests reported in operating business segments (mainly Asset Management)

(3) FY 2021 Other mainly driven by transformation charges of € 603m booked in C&O. In FY 2020 the respective transformation charges within Other were at € 58m

Capital Release Unit

In € m, unless stated otherwise

		Q4 2021	Absolute change vs. Q4 2020	FY 2021	Absolute change vs. FY 2020
Revenues	Revenues	5	70	26	251
	Revenues ex specific items[1]	4	63	28	245
Costs	Noninterest expenses	363	(9)	1,432	(515)
	Adjusted costs ex transformation charges[2]	237	(80)	1,138	(605)
Profitability	Profit (loss) before tax	(352)	64	(1,364)	836
	Adjusted profit (loss) before tax[3]	(333)	30	(1,298)	715
Balance sheet & Risk (€ bn)	Leverage exposure	39	(33)	39	(33)
	Risk weighted assets	28	(6)	28	(6)
	of which: Operational Risk RWA	20	(4)	20	(4)

FY 2021 year on year comments

— Significantly improved revenues principally driven by lower derisking impacts

— Adjusted costs ex transformation charges declined by over a third reflecting lower internal service charges and bank levy allocation as well as lower direct costs

— Leverage exposure reductions driven by the completion of the Prime Finance transfer in addition to ongoing deleveraging during the year

— RWA reductions driven by lower OpRisk and derisking during the year

— Year-end leverage exposure and RWA below latest 2022 targets

(1) Detailed on slides 33 and 34
(2) Transformation charges of € 19m for Q4 2021, € 41m for Q4 2020, € 57m for FY 2021 and € 162m for FY 2020
(3) Detailed on slides 36 and 37

Outlook

- Business momentum reinforces confidence in 2022 revenue performance
- Substantially all transformation-related effects are now behind us
- Management actions to date to deliver significant cost benefits in key measurement year
- Provisions for credit losses expected to reach more normalized level of 20bps in 2022
- Proposed distribution of € 700m in 2022 represents first step towards € 5bn commitment

Appendix

Financial and regulatory targets for FY 2022

Group post-tax return on average tangible equity	8%
Core Bank post-tax return on average tangible equity	>9%
Cost/income ratio	70%
Common Equity Tier 1 capital ratio	>12.5%
Leverage ratio (fully loaded)	~4.5%

Sustainability at Deutsche Bank

Q4 2021 highlights

Our key focus areas	Recent achievements
Sustainable Finance	– Continued progress in sustainable financing, with cumulative volumes of € 157bn(1) – Launched new exclusive MSCI World ESG Leaders Select Top 100 Index strategy – ESG advisory concept rolled out to 143 DB branches, exceeding FY 2021 ambition – Issued second Green Formosa bond (Taiwan) with a volume of $ 200mn – Signed agreement with Green Climate Fund to invest in de-carbonization solutions for Sub-Saharan Africa
Policies & Commitments	– Joined Forest Investor Club as a founding member – Signed supporting membership of the ESG book with Arabesque S-Ray – Joined WEF Alliance of CEO Climate Leaders
People & Own Operations	– Improved ESG ratings(2) and returned to Dow Jones Sustainability Europe Index (DJSI Europe) – Established bank-wide '35 by 25' program to increase diversity and strengthen inclusion – Completed Mental Health campaign "#NotAlone" with 1.6bn steps from 13.000 employees and more than € 1m invested in youth mental health programmes – Launched DB's updated company car fleet policy that specifically focuses on climate protection by strongly incentivising the use of electricity instead of gasoline – Strengthened sustainability inclusion in the updated Supplier Code of Conduct
Thought Leadership & Stakeholder Engagement	– Hosted event programme during the UN Climate Change Conference 2021 (COP26) in Glasgow – Launched Ocean Resilience Philanthropy Fund – Funded a chair for Sustainable Finance in the newly created Sustainable Business Transformation Initiative at the European School of Management and Technology Berlin (ESMT) – Launched ESG sector series: ESG for Consumer Staples: Credentials support sector valuations(3)

We support all the major international standards and guidelines:

- United Nations
  - Business and Human Rights
  - Responsible Banking
  - Sustainable Development Goals
  - International Bill of Rights
- PARIS2015 COP21·CMP11 – Paris Pledge for Action
- EU Transparency Register
- ILO – Core Labor Standards of the International Labor Organization
- GRI – Global Reporting Initiatives
- IFC – International Finance Corporation, World Bank Group
- TCFD – Task Force on Climate-Related Financial Disclosures
- PCAF – Partnership for Carbon Accounting Financials

(1) Cumulative sustainable financing and investing volumes since 2020, as of YE 2021. Defined in Deutsche Bank's Sustainable Finance Framework, which is published on our website

(2) DB's ESG ratings were upgraded by S&P, CDP and Sustainalytics. World's leading conservation organisation WWF (World Wide Fund for Nature) also acknowledged DB's sustainability progress and placed the bank among the top three in its analysis of 15 German banks

(3) This report outlines key ESG considerations for the sector, including a company specific analysis

Definition of adjustments

Revenues excluding specific items	Revenues excluding specific items are calculated by adjusting net revenues under IFRS for specific revenue items which generally fall outside the usual nature or scope of the business and are likely to distort an accurate assessment of the divisional operating performance. Excluded items are Debt Valuation Adjustment (DVA) and material transactions or events that are either one-off in nature or belong to a portfolio of connected transactions or events where the P&L impact is limited to a specific period of time as shown on slides 33 and 34
Adjusted costs	Adjusted costs are calculated by deducting (i) impairment of goodwill and other intangible assets, (ii) net litigation charges and (iii) restructuring and severance (in total referred to as nonoperating costs) from noninterest expenses under IFRS as shown on slides 33 and 34
Transformation charges	Transformation charges are costs, included in adjusted costs, that are directly related to Deutsche Bank's transformation as a result of the strategy announced on 7 Jul 2019 and certain costs related to incremental or accelerated decisions driven by the changes in our expected operations due to the COVID-19 pandemic. Such charges include the transformation-related impairment of software and real estate, the accelerated software amortization and other transformation charges like onerous contract provisions or legal and consulting fees related to the strategy execution
Transformation-related effects	Transformation-related effects are financial impacts, in addition to transformation charges (as defined above), which are recorded outside of adjusted costs. These include goodwill impairments in the second quarter 2019, as well as restructuring and severance expenses from the third quarter 2019 onwards. In addition to the aforementioned pre-tax items, transformation-related effects on a post-tax basis include pro-forma tax effects on the aforementioned items and deferred tax asset valuation adjustments in connection with the transformation of the Group as shown on slide 39
Expenses eligible for reimbursement related to Prime Finance	BNP Paribas and Deutsche Bank signed a master transaction agreement to provide continuity of service to Deutsche Bank's Prime Finance and Electronic Equities clients. Under the agreement Deutsche Bank operated the platform until clients could be migrated to BNP Paribas by the end of 2021. Expenses of the transferred business were eligible for reimbursement by BNP Paribas
Adjusted profit (loss) before tax	Adjusted profit (loss) before tax is calculated by adjusting the profit (loss) before tax under IFRS for specific revenue items, transformation charges, impairment of goodwill and other intangible assets and restructuring and severance expenses as shown on slide 36 and 37

Core Bank adjusted post-tax RoTE

In € m, unless stated otherwise

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021
Profit (loss)	**616**	**486**	**617**	**489**	**2,208**	**1,332**	**1,013**	**577**	**569**	**3,491**
Profit (loss) attributable to noncontrolling interests	23	32	31	42	129	36	33	23	52	144
Profit (loss) attributable to additional equity components	73	91	85	85	334	85	93	102	109	388
Profit (loss) attributable to Deutsche Bank shareholders	**520**	**363**	**501**	**361**	**1,745**	**1,212**	**887**	**451**	**408**	**2,959**
Revenue specific items[1]	(52)	(41)	(6)	61	(38)	(9)	(25)	(29)	(11)	(74)
Transformation charges[1]	55	41	66	166	328	104	86	570	185	945
Goodwill impairment	0	-	-	-	0	-	-	3	2	5
Restructuring & severance	84	182	239	166	671	57	116	41	250	464
Tax adjustments	7	(82)	(70)	(116)	(261)	(44)	(28)	(184)	(118)	(374)
of which: Tax effect of above adjustment items[2]	(24)	(51)	(84)	(110)	(269)	(43)	(49)	(164)	(119)	(375)
of which: Adjustments for share based payment related effects	26	(61)	24	(18)	(29)	(1)	-	1	1	1
of which: Adjustments for DTA valuation adjustments	5	30	(10)	12	37	-	21	(21)	-	-
Adjusted profit (loss) attributable to Deutsche Bank shareholders	**614**	**463**	**730**	**638**	**2,445**	**1,321**	**1,035**	**852**	**716**	**3,924**
Average tangible shareholders' equity	42,685	43,027	43,253	43,763	43,181	44,571	45,364	46,473	47,683	46,008
Adjusted Post-tax RoTE (%)	**5.7**	**4.3**	**6.8**	**5.8**	**5.7**	**11.9**	**9.1**	**7.3**	**6.0**	**8.5**
Reported post-tax RoTE (%)	4.9	3.4	4.6	3.3	4.0	10.9	7.8	3.9	3.4	6.4

(1) Detailed on slides 33 and 34
(2) Pre-tax adjustments taxed at a rate of 28%

Specific revenue items and adjusted costs – Q4 2021

In € m

		Q4 2021								Q4 2020								Q3 2021							
		CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues		1,352	1,913	2,040	789	(199)	5,895	5	5,900	1,226	1,892	1,963	599	(161)	5,518	(65)	5,453	1,255	2,227	1,999	656	(61)	6,076	(36)	6,040
Specific revenue items	DVA - IB Other / CRU	-	8	-	-	-	8	1	9	-	(23)	-	-	-	(23)	(7)	(30)	-	(12)	-	-	-	(12)	(3)	(15)
	Sale of PB systems to TCS	-	-	-	-	-	-	-	-	(16)	-	(88)	-	-	(104)	-	(104)	-	-	-	-	-	-	-	-
	Change in valuation of an investment - FIC S&T	-	-	-	-	-	-	-	-	-	1	-	-	-	1	-	1	-	-	-	-	-	-	-	-
	Sal. Oppenheim workout – IPB	-	-	3	-	-	3	-	3	-	-	66	-	-	66	-	66	-	-	41	-	-	41	-	41
	Update in valuation methodology - CRU	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Revenues ex specific items		1,352	1,905	2,037	789	(199)	5,884	4	5,888	1,241	1,915	1,986	599	(161)	5,579	(59)	5,520	1,255	2,239	1,958	656	(61)	6,047	(33)	6,014

		Q4 2021								Q4 2020								Q3 2021							
		CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses		1,077	1,534	1,952	452	185	5,200	363	5,564	1,001	1,256	1,775	399	224	4,655	373	5,027	973	1,342	1,749	412	581	5,057	312	5,369
Nonoperating costs	Impairment of goodwill and other intangible assets	2	-	-	-	-	2	-	2	-	-	-	-	-	-	-	-	3	-	-	-	-	3	-	3
	Litigation charges, net	(1)	63	(3)	1	(10)	49	106	155	4	21	4	0	(79)	(50)	9	(41)	1	18	9	0	(0)	28	57	85
	Restructuring & severance	59	46	134	11	1	250	1	251	19	6	135	5	2	166	6	172	10	11	16	4	(0)	41	(3)	38
Adjusted costs		1,018	1,425	1,822	440	195	4,899	256	5,155	978	1,229	1,636	394	301	4,538	358	4,896	960	1,313	1,724	408	581	4,986	257	5,243
Transformation charges[1]		23	23	80	0	59	185	19	204	15	22	49	4	77	166	41	207	12	12	48	2	495	570	14	583
Adjusted costs ex transformation charges		995	1,402	1,742	439	136	4,714	237	4,951	963	1,207	1,587	390	225	4,372	317	4,689	947	1,301	1,676	406	86	4,417	244	4,660
Prime Finance[2]		-	-	-	-	-	-	70	70	-	-	-	-	-	-	81	81	-	-	-	-	-	-	71	71
Adjusted costs ex transformation charges & Prime Finance		995	1,402	1,742	439	136	4,714	167	4,881	963	1,207	1,587	390	225	4,372	236	4,608	947	1,301	1,676	406	86	4,417	173	4,589

(1) Defined on slide 31
(2) Expenses eligible for reimbursement related to Prime Finance. Defined on slide 31

Specific revenue items and adjusted costs – FY 2021

In € m

		FY 2021								FY 2020							
		CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues		5,150	9,631	8,234	2,708	(339)	25,384	26	25,410	5,146	9,286	8,126	2,229	(534)	24,253	(225)	24,028
Specific revenue items	DVA - IB Other / CRU	-	(28)	-	-	-	(28)	(2)	(30)	-	6	-	-	-	6	(8)	(2)
Specific revenue items	Sale of PB systems to TCS	-	-	-	-	-	-	-	-	(16)	-	(88)	-	-	(104)	-	(104)
Specific revenue items	Change in valuation of an investment - FIC S&T	-	-	-	-	-	-	-	-	-	22	-	-	-	22	-	22
Specific revenue items	Sal. Oppenheim workout – IPB	-	-	103	-	-	103	-	103	-	-	114	-	-	114	-	114
Specific revenue items	Update in valuation methodology - CRU	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Revenues ex specific items		5,150	9,659	8,132	2,708	(339)	25,309	28	25,337	5,161	9,258	8,100	2,229	(534)	24,215	(217)	23,998

		FY 2021								FY 2020							
		CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses		4,153	5,830	7,423	1,664	1,004	20,073	1,432	21,505	4,243	5,418	7,513	1,526	568	19,269	1,947	21,216
Nonoperating costs	Impairment of goodwill and other intangible assets	5	-	-	-	-	5	-	5	-	-	-	0	-	0	-	0
Nonoperating costs	Litigation charges, net	2	99	134	2	1	236	230	466	99	20	83	(1)	(67)	133	25	158
Nonoperating costs	Restructuring & severance	111	87	237	21	7	464	6	470	79	26	520	37	10	671	17	688
Adjusted costs		4,036	5,644	7,051	1,641	996	19,368	1,195	20,564	4,066	5,373	6,911	1,490	625	18,465	1,905	20,370
Transformation charges[1]		58	60	221	3	603	945	57	1,003	59	84	122	5	58	328	162	490
Adjusted costs ex transformation charges		3,978	5,584	6,830	1,638	393	18,423	1,138	19,561	4,007	5,289	6,788	1,485	567	18,137	1,743	19,880
Prime Finance[2]		-	-	-	-	-	-	302	302	-	-	-	-	-	-	360	360
Adjusted costs ex transformation charges & Prime Finance		3,978	5,584	6,830	1,638	393	18,423	836	19,259	4,007	5,289	6,788	1,485	567	18,137	1,384	19,520

(1) Defined on slide 31
(2) Expenses eligible for reimbursement related to Prime Finance. Defined on slide 31

Specific revenue items and adjusted costs – FY 2019

In € m

		FY 2019							
		CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues		5,247	7,023	8,239	2,332	107	22,948	217	23,165
Specific revenue items	DVA - IB Other / CRU	-	(140)	-	-	-	(140)	(35)	(175)
	Sale of PB systems to TCS	-	-	-	-	-	-	-	-
	Change in valuation of an investment - FIC S&T	-	143	-	-	-	143	-	143
	Sal. Oppenheim workout – IPB	-	-	105	-	-	105	-	105
	Update in valuation methodology - CRU	-	-	-	-	-	-	(81)	(81)
Revenues ex specific items		5,247	7,020	8,134	2,332	107	22,840	332	23,173

		FY 2019							
		CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses		4,877	6,397	8,159	1,711	531	21,675	3,400	25,076
Nonoperating costs	Impairment of goodwill and other intangible assets	492	-	545	-	-	1,037	-	1,037
	Litigation charges, net	(4)	135	(21)	(5)	238	344	129	473
	Restructuring & severance	150	218	156	41	83	649	157	805
Adjusted costs		4,239	6,044	7,479	1,675	209	19,646	3,115	22,761
Transformation charges[1]		160	211	190	30	43	635	510	1,145
Adjusted costs ex transformation charges		4,079	5,832	7,290	1,644	166	19,011	2,605	21,616
Prime Finance[2]		-	-	-	-	-	-	102	102
Adjusted costs ex transformation charges & Prime Finance		4,079	5,832	7,290	1,644	166	19,011	2,503	21,514

(1) Defined on slide 31
(2) Expenses eligible for reimbursement related to Prime Finance. Defined on slide 31

Adjusted profit (loss) before tax (PBT) – Q4 2021

In € m

	Q4 2021						Q4 2020					
	Reported PBT	Specific revenue items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT	Reported PBT	Specific revenue items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	228	-	23	2	59	312	152	16	15	-	19	202
IB	319	(8)	23	-	46	379	599	22	22	-	6	650
PB	(51)	(3)	80	-	134	160	15	22	49	-	135	222
AM	259	-	0	-	11	271	157	-	4	-	5	166
C&O	(320)	-	59	-	1	(261)	(332)	-	77	-	2	(254)
Core Bank	434	(11)	185	2	250	860	591	61	166	-	166	984
CRU	(352)	(1)	19	-	1	(333)	(417)	7	41	-	6	(363)
Group	82	(12)	204	2	251	527	175	67	207	-	172	621

	Q3 2021					
	Reported PBT	Specific revenue items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	292	-	12	3	10	317
IB	861	12	12	-	11	896
PB	158	(41)	48	-	16	181
AM	193	-	2	-	4	198
C&O	(605)	-	495	-	(0)	(110)
Core Bank	898	(29)	570	3	41	1,482
CRU	(344)	3	14	-	(3)	(330)
Group	554	(26)	583	3	38	1,152

(1) Defined on slide 31

Adjusted profit (loss) before tax (PBT) – FY 2021

In € m

	FY 2021					
	Reported PBT	Specific revenue items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	1,000	-	58	5	111	1,174
IB	3,715	28	60	-	87	3,891
PB	366	(103)	221	-	237	721
AM	816	-	3	-	21	840
C&O	(1,143)	-	603	-	7	(532)
Core Bank	4,754	(74)	945	5	464	6,093
CRU	(1,364)	2	57	-	6	(1,298)
Group	3,390	(73)	1,003	5	470	4,795

	FY 2020					
	Reported PBT	Specific revenue items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	539	16	59	-	79	692
IB	3,166	(28)	84	-	26	3,247
PB	(99)	(26)	122	-	520	518
AM	544	-	5	0	37	586
C&O	(929)	-	58	-	10	(861)
Core Bank	3,221	(38)	328	0	671	4,182
CRU	(2,200)	8	162	-	17	(2,013)
Group	1,021	(30)	490	0	688	2,169

	FY 2019					
	Reported PBT	Specific revenue items	Transfor-mation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	86	-	160	492	150	888
IB	496	(3)	211	-	218	924
PB	(263)	(105)	190	545	156	522
AM	468	-	30	-	41	540
C&O	(251)	-	43	-	83	(124)
Core Bank	536	(108)	635	1,037	649	2,749
CRU	(3,170)	116	510	-	157	(2,388)
Group	(2,634)	8	1,145	1,037	805	361

(1) Defined on slide 31

Private Bank – Impact of BGH ruling[1]

In € m, unless stated otherwise

	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2020	FY 2021
Revenues							
Net revenues	1,963	2,178	2,018	1,999	2,040	8,126	8,234
BGH ruling - impact of forgone revenues (net)	-	-	94	94	(34)	-	154
of which: Private Bank Germany - BGH ruling - impact of forgone revenues (net)	-	-	93	93	(34)	-	152
Net revenues ex BGH ruling	1,963	2,178	2,112	2,092	2,006	8,126	8,388
of which: Private Bank Germany net revenues ex BGH ruling	1,171	1,346	1,292	1,289	1,234	4,989	5,160
Revenue specific items[2]	22	(24)	(35)	(41)	(3)	(26)	(103)
Net revenues ex specific items ex BGH ruling	1,986	2,153	2,077	2,052	2,003	8,100	8,285
of which: Private Bank Germany net revenues ex specific items ex BGH ruling	1,259	1,346	1,292	1,289	1,234	5,077	5,160
Post-tax RoTE							
Profit (loss) before tax	15	271	(12)	158	(51)	(99)	366
Revenue specific items[2]	22	(24)	(35)	(41)	(3)	(26)	(103)
Transformation charges[2]	49	36	57	48	80	122	221
Impairment of goodwill / other intangibles	-	-	-	-	-	-	-
Restructuring & Severance	135	11	76	16	134	520	237
Adjusted profit (loss) before tax	222	294	86	181	160	518	721
BGH ruling – total impact (net)	-	-	222	95	(33)	-	284
of which: impact of forgone revenues	-	-	94	94	(34)	-	154
of which: impact of additional adjusted costs	-	-	-	0	2	-	2
of which: impact of litigation charges	-	-	128	1	(1)	-	128
Adjusted profit (loss) before tax ex BGH ruling	222	294	308	276	126	518	1,005
Adjusted profit (loss) ex BGH ruling[3]	160	212	222	199	91	373	724
Profit (loss) attributable to noncontrolling interests	-	-	-	-	-	-	-
Profit (loss) attributable to additional equity components	21	21	23	25	27	79	97
Adjusted profit (loss) attributable to Deutsche Bank shareholders ex BGH ruling	139	190	198	174	64	293	627
Average allocated tangible shareholders' equity	10,709	11,259	11,378	11,397	11,670	10,298	11,408
Adjusted post-tax RoTE ex BGH ruling (in %)	5.2	6.8	7.0	6.1	2.2	2.8	5.5
Reported post-tax RoTE (in %)	(0.4)	6.2	(1.1)	3.1	(2.2)	(1.5)	1.5

(1) Ruling by the German Federal Court of Justice (Bundesgerichtshof, or 'BGH') in April 2021 relating to customer consent for pricing changes on current accounts
(2) Detailed on slides 33 and 34
(3) Pre-tax adjustments taxed at a rate of 28%

Transformation-related effects

In € bn, unless stated otherwise



Deferred tax asset valuation adjustment
2.8
Goodwill impairment(1)
1.0
Restructuring & severance(2)
0.7
Pre-tax items
Real estate charges
0.1
Software impairment(3)
1.0
Other
0.0
0.0
0.7
0.2
0.1
0.2
0.5
0.3
0.2
0.5
0.1
0.1
2019
2020
2021
2022

		Q4 2021	2019 – Q4 2021 cumulative expenses	2019 – 2022 cumulative expected expenses	% of total 2019 – Q4 2021
	Deferred Tax Asset valuation adjustment	-	2.8	2.8	100%
Nonoperating costs(4)	Goodwill impairment	-	1.0	1.0	100%
	Restructuring & severance	0.3	1.9	2.0	93%
Transformation charges(5)	Real estate charges	0.1	0.6	0.6	100%
	Software impairment/ accelerated amortization	0.0	1.4	1.4	100%
	Other	0.1	0.6	0.8	84%
Total transformation-related effects					**97%**

Note: Estimated restructuring and severance, impairments, deferred tax valuation adjustments and other transformation charges in future periods are preliminary and subject to change. Non-tax items are shown on a pre-tax basis. Defined on slide 31

(1) Non tax-deductible
(2) Excludes H1 2019 restructuring & severance of € 0.1bn, prior to the strategic announcement on 7 July 2019
(3) Includes accelerated software amortization
(4) Excluded from adjusted costs. Adjusted costs are defined on slide 31
(5) Included in adjusted costs

Deposit repricing

In € bn, unless stated otherwise

Quarterly charging revenues, in € m



126
108
17
12
69
3
96
109
66
Q4 2020
Q3 2021
Q4 2021

Charging agreements[1]



138
122
38
28
85
7
94
101
78
Q4 2020
Q3 2021
Q4 2021

Q4 2021 deposits by total client holdings[2]



147
125
56
>€ 100k
>€ 1m
83
91
<€ 100k
<€ 1m
42
CB
PB

Corporate Bank Private Bank

Comments

- FY 2021 charging revenues of ~€ 400m and Q4 2021 run rate annualizing to ~€ 500m
- Corporate Bank will extend deposit repricing by further expanding scope of clients and lowering thresholds
- Continued progress in Private Bank during the quarter with momentum expected to continue into 2022

(1) Total Euro current account balances of Corporate Bank and Private Bank deposits with implemented charging agreements. Individual charging thresholds apply
(2) Euro current account deposits only. End of period balances

Indicative divisional currency mix

Q4 2021

Net revenues



19%
14%
0%
67%
7%
44%
0%
49%
9%
5%
0%
86%
5%
20%
11%
64%
9%
23%
1%
67%
CB
IB
PB
AM
Group

Noninterest expenses



17%
16%
6%
60%
14%
39%
33%
13%
8%
4%
1%
87%
3%
24%
19%
55%
15%
18%
18%
49%
CB
IB
PB
AM
Group
EUR
GBP
USD
Other(1)

Note: Classification is based primarily on the currency of Deutsche Bank Group's office in which the revenues and noninterest expenses are recorded and therefore only provide an indicative approximation

(1) For net revenues primarily includes Singapore Dollar (SGD), Indian Rupee (INR), and Australian Dollar (AUD). For noninterest expenses primarily includes SGD, INR and Polish Zloty (PLN)

Net interest income sensitivity

Hypothetical +100bps parallel shift impact, in € bn

First year


0.3
0.2
0.4
Retail
Non-retail
Group

	Maturity	Retail	Non-retail	Group
EUR	> 3M	0.3	0.1	0.4
EUR	≤ 3M	(0.1)	0.1	0.0
USD	> 3M	0.0	0.1	0.1
USD	≤ 3M	0.0	0.0	0.0

Second year


0.6
0.4
1.0
Retail
Non-retail
Group

	Maturity	Retail	Non-retail	Group
EUR	> 3M	0.6	0.2	0.8
EUR	≤ 3M	(0.1)	0.2	0.1
USD	> 3M	0.1	0.1	0.2
USD	≤ 3M	0.0	0.0	0.0

Note: Estimates are based on a static balance sheet, excluding trading positions and at constant exchange rates. The parallel yield curve shift by +100 basis points assumes an immediate increase of all interest rate tenors and no additional management action. Figures do not include Mark-to-Market / Other Comprehensive Income effects on centrally managed positions not eligible for hedge accounting. Unchanged rates impact estimated as delta between annualized last quarter's NII and first and second 12 months' NII forecast under unchanged interest rates respectively

Litigation update

In € bn, period end

Litigation provisions[1]



0.8
0.8
0.9
1.0
1.1
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Contingent liabilities[1]



2.2
2.2
2.2
2.0
1.8
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Comments

- Provisions increased modestly by € 0.1bn quarter on quarter
- Contingent liabilities decreased by € 0.2bn quarter on quarter. Contingent liabilities include possible obligations where an estimate can be made and outflow is more than remote, but less than probable

Note: Figures reflect current status of individual matters and provisions. Litigation provisions and contingent liabilities are subject to potential further developments

(1) Includes civil litigation and regulatory enforcement matters

Provision for credit losses and stage 3 loans

Provision for credit losses, in € m



Private Bank
Investment Bank
Corporate Bank
Capital Release Unit
Q4 2020: 251; 30; 73; 173; (21)
Q1: 69; 0; 98; (21); (7)
Q2: 75; 2; 117; (20); (25)
Q3: 117; 37; 92; (10); (3)
Q4 2021: 254; 64; 47; 139; (6)
FY 2021: 515; 104; 446; (3); (42)

Provision for credit losses (bps of loans)[1]	Q4 2020	Q1	Q2	Q3	Q4 2021	FY 2021
Group	23	6	7	10	22	12
CB	26	(7)	(7)	(3)	16	0
IB	17	0	1	19	30	14
PB	29	16	19	15	22	18

Stage 3 at amortized cost, in € bn



PB (ex-POCI)
CRU (ex-POCI)
CB (ex-POCI)
Purchased or Originated Credit Impaired (POCI)
IB (ex-POCI)
Group Stage 3 loans at amortized cost %[2]
2.9%
2.8%
2.7%
2.8%
2.7%
Q4 2020: 12.4; 1.7; 0.4; 2.0; 2.3; 6.0
Q1: 12.5; 1.6; 0.3; 2.1; 2.4; 6.0
Q2: 12.1; 1.4; 0.3; 2.2; 2.2; 6.0
Q3: 12.7; 1.3; 0.2; 2.4; 2.3; 6.5
Q4 2021: 12.6; 1.3; 0.2; 2.5; 2.1; 6.5

Coverage Ratio [3][4]	Q4 2020	Q1	Q2	Q3	Q4 2021
Group	34%	34%	34%	33%	33%
CB	46%	45%	44%	44%	43%
IB	14%	14%	15%	14%	14%
PB	35%	36%	37%	37%	37%

Note: Provisions for credit losses in the Corporate & Other and Asset Management segments are not shown on this chart but are included in the DB Group totals
(1) Quarterly provision for credit losses annualized as bps of average quarterly loans gross of allowance at amortized cost
(2) IFRS 9 stage 3 assets at amortized cost including POCI as % of loans at amortized cost (€ 476bn as of 31 December 2021)
(3) IFRS 9 stage 3 allowance for credit losses for assets at amortized cost excluding POCI divided by stage 3 assets at amortized cost excluding POCI
(4) IFRS 9 stage 1 coverage ratio for assets at amortized cost (excluding country risk allowance) is 0.1% and IFRS 9 stage 2 coverage ratio for assets at amortized cost (excluding country risk allowance) is 1.3% as of 31 December 2021

Q4 2021 loan and deposit development

In € bn

Loan development

		Change vs. Q3 2021	FX adjusted change
Private Bank	254	+5	+4
Corporate Bank	122	+3	+2
Investment Bank	93	+13	+12

Comments

- Strong growth in Private Bank coming from mortgage and collateralised lending
- Corporate Bank seeing solid lending demand in Corporate Treasury Services
- Strong underlying growth in the Investment Bank in addition to a large episodic financing that is expected to reverse in Q1 2022

Deposit development

		Change vs. Q3 2021	FX adjusted change
Private Bank	313	+5	+4
Corporate Bank	270	+9	+7
Other Deposits	20	+5	+5

- Material growth in Private Bank deposits mostly driven by seasonal inflows and organic growth in the International Private Bank
- Targeted growth in Corporate Bank and short-term wholesale funding supporting financing needs into year-end

Note: Loans gross of allowances at amortized costs (IFRS 9)

Level 3 assets

In € bn, as of 31 December 2021

Assets (total: € 25bn)



Equity securities
Mortgage backed securities
Other
2
1
0
Derivative Assets
9
Debt securities
5
8
Loans

Movements in balances



24
19
4
8
(9)
2
25
22
4
CRU
31 Dec 2020
Purchases / Issuances(1)
Sales / Settlements
Others(2)
31 Dec 2021

Comments

- Level 3 is an indicator of valuation uncertainty and not of asset quality
- The movements in Level 3 assets reflect that the portfolios are not static with significant turnover during the year
- Variety of mitigants to valuation uncertainty:
  - Prudent Valuation capital deductions[3] specific to Level 3 balances of ~€ 0.7bn
  - Uncertain inputs often hedged
  - Exchange of collateral with derivative counterparties
- Increase in Q4 2021 includes € 1.8bn impact from further methodology refinements

(1) Issuances include cash amounts paid on the primary issuance of a loan to a borrower
(2) Includes other transfers into (out of) level 3, including methodology refinements on opening balance and mark-to-market adjustments
(3) Additional value adjustments deducted from CET 1 capital pursuant to Article 34 of Regulation (EU) No. 2019/876 (CRR)

Leverage exposure and risk weighted assets

CRD4, fully loaded, in € bn, period end

Leverage exposure / Risk weighted assets



352
352
1,105
1,108
Trading assets
119
99
29
Derivatives(1)
134
138
24
Lending
444
463
135
Lending commitments(2)
Reverse repo/ securities borrowed
115
115
41
87
91
2
8
Cash and deposits with banks (3)
100
101
Other
106
102
51
Q3 2021
Q4 2021
Q4 2021
Operational Risk RWA
62
62
Market Risk RWA
20
Credit valuation adjustments
6
Credit Risk RWA
264
Q4 2021

(1) Excludes any derivatives related market risk RWA, which have been fully allocated to non-derivatives trading assets
(2) Includes contingent liabilities
(3) Excludes € 104bn for Q3 2021 and € 99bn for Q4 2021 of certain central bank balances in line with the ECB's decision for Euro Area banks under its supervision dated 18 June 2021

Trading book Value at Risk (VaR)

DB Group, 99%, 1 day, in €m, unless stated otherwise



Historical Simulation VaR
Quarterly average
∅ 46
∅ 43
∅ 41
∅ 33
∅ 34
80
60
40
20
0
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

Assets under management (AuM) – Private Bank

In € bn, unless stated otherwise

AuM[1,2] – by business unit and product group


IPB - Investment Products
PB GY - Investment Products
IPB - Deposits
PB GY - Deposits
+12%
+2%
Inv. Prod.
442
106
58
91
187
278
471
106
57
103
205
308
477
107
57
106
207
313
493
108
56
114
216
330
520
109
57
122
232
354
536
110
58
128
240
368
541
110
59
130
242
372
553
111
60
137
244
381
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

AuM – net flows[3]


0.7
1.3
2.4
(0.8)
(2.3)
5.9
1.6
3.8
0.5
0.1
4.6
1.0
2.2
0.9
0.5
4.6
1.1
2.1
1.1
0.3
10.9
2.3
7.1
1.2
0.4
9.8
2.4
4.9
1.1
1.4
5.9
2.2
3.2
0.6
(0.1)
3.2
2.0
0.7
1.5
(1.0)
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

(1) Investment Products also include insurances as well as cash positions under discretionary and wealth advisory mandate in IPB Wealth Management
(2) Deposits are considered assets under management if they serve investment purposes. In the Private Bank Germany (PB GY), International Private Bank (IPB) Personal Banking and IPB Private Banking, this includes term- and savings deposits. In IPB Wealth Management, it is assumed that all customer deposits are held primarily for investment purposes
(3) Net flows also include shifts between deposits and investment products

Cautionary statements

The figures in this presentation are preliminary and unaudited. Our Annual Report 2021 and SEC Form 20-F are scheduled to be published on 11 March 2022.

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of 12 March 2021 under the heading "Risk Factors." Copies of this document are readily available upon request or can be downloaded from investor-relations.db.com.

This presentation also contains non-IFRS financial measures. For a reconciliation to directly comparable figures reported under IFRS, to the extent such reconciliation is not provided in this presentation, refer to the Q4 2021 Financial Data Supplement, which is accompanying this presentation and available at investor-relations.db.com.

Results are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board ("IASB") and endorsed by the European Union ("EU"), including, from 2020, application of portfolio fair value hedge accounting for non-maturing deposits and fixed rate mortgages with pre-payment options (the "EU carve-out"). Fair value hedge accounting under the EU carve-out is employed to minimise the accounting exposure to both positive and negative moves in interest rates in each tenor bucket thereby reducing the volatility of reported revenue from Treasury activities. For the three-month period ended December 31, 2021, application of the EU carve-out had a positive impact of € 148 million on profit before taxes and of € 102 million on profit. For the same time period in 2020 the application of the EU carve-out had a negative impact of € 48 million on profit before taxes and of € 26 million on profit. For the full-year 2021, application of the EU carve-out had a negative impact of € 128 million on profit before taxes and of € 85 million on profit. For the same time period in 2020 the application of the EU carve-out had a positive impact of € 18 million on profit before taxes and of € 12 million on profit. The Group's regulatory capital and ratios thereof are also reported on the basis of the EU carve-out version of IAS 39. For the full-year 2021, application of the EU carve-out had a negative impact on the CET1 capital ratio of about 2 basis points and a positive impact of about 1 basis point for the full-year 2020. In any given period, the net effect of the EU carve-out can be positive or negative, depending on the fair market value changes in the positions being hedged and the hedging instruments.